U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
           Section 17(a) of the Public Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

     THE HALTON DECLARATION OF TRUST
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   (Last)               (First)                 (Middle)

     c/o Coutts & Co. (Bahamas) Ltd.
     P.O. Box N7788, West Bay Street
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                                    (Street)

     Nassau              Bahamas
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

     Texfi Industries, Inc. (TXF)

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

     Aug., Sept., and Oct., 1996
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Filing
   (Check applicable) line)

   [ X ]   Form filed by one Reporting Person
   [   ]   Form filed by more than one Reporting Person


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock $1.00 par value          8/23/96        P               67,600      A      $2.375   1,780,900      D
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                                      8/26/96        P                3,000      A      $2.375   1,780,900      D
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                                      9/03/96        P                2,600      A      $2.50    1,969,700      D
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                                      9/05/96        P                2,600      A      $2.50    1,969,700      D
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                                      9/06/96        P               48,800      A      $2.50    1,969,700      D
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                                      9/09/96        P                2,100      A      $2.75    1,969,700      D
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                                      9/09/96        P                8,800      A      $2.75    1,969,700      D
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                                      9/09/96        P               15,700      A      $2.625   1,969,700      D
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                                      9/09/96        P                4,500      A      $2.50    1,969,700      D
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                                      9/11/96        P                1,100      A      $2.75    1,969,700      D
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                                      9/12/96        P               24,000      A      $2.875   1,969,700      D
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                                      9/12/96        P                1,000      A      $2.75    1,969,700      D
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                                      9/16/96        P                8,000      A      $2.75    1,969,700      D
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                                      9/17/96        P                2,000      A      $2.75    1,969,700      D
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                                      9/17/96        P               20,000      A      $2.875   1,969,700      D
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                                      9/20/96        P                4,500      A      $2.875   1,969,700      D
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                                      9/24/96        P               10,500      A      $2.75    1,969,700      D
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                                      9/26/96        P                2,600      A      $2.75    1,969,700      D
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                                      9/27/96        P                6,500      A      $2.875   1,969,700      D
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                                      9/27/96        P               23,500      A      $3.00    1,969,700      D
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                                     10/02/96        P        V       8,000      A      $2.875                  D
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*    If the Form is filed by more than one Reporting  Person,  see  Instruction
     4(b)(v).

Remainder: Report on a separate line for each class of securities beneficially owned directly or indirectly

          (Print or Type Response)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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No change
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Explanation of Responses:




                                                         By:  BAHAMAS PROTECTORS, LTD., as
                                                              Protector of The Halton
                                                              Declaration of Trust


                                                    By:  ----------------------------------------            -----------------------
                                                          Peter B. Evans, Director                           Date
